Exhibit 10.1

December 7, 2020

Luis Felipe Visoso

Palo Alto Networks, Inc.

3000 Tannery Way

Santa Clara, California 95054

Re: Addendum to Employment Offer Letter (the “Addendum”)

Dear Luis,

In confirmation of our conversation on December 6, 2020, in consideration of your continued employment by Palo Alto Networks, Inc. (the “Company”), I would like to confirm that the Company intends to provide you the following:

(a) Equity. So long as you continue to be employed by the Company on each such date, the Company will recommend to the Company’s compensation committee (the “Committee”) each October beginning in 2021 through October 2027 that you be granted a Performance Stock Unit award pursuant to the Company’s employee equity incentive plans (the “Plan”). Each award will have an approximate value of $4,000,000, and will in each case be subject to the Committee’s approval. The recommendation would be to vest over a 4-year period from the grant date subject to you being a Service Provider under the Plan terms through each vesting date.

(b) Performance Option. The Company will make a one-time grant to you of a stock option to purchase 182,659 Shares pursuant to the Company’s 2012 Equity Incentive Plan that results in such option having an approximate aggregate grant date fair value for financial accounting purposes of $15,000,000 (the “Performance Option”) with the terms described below. The Performance Option will have a per Share exercise price equal to the fair market value of a Share on the grant date. The Performance Option will have a maximum term equal to 6 years, except that the 1/4 of the Performance Option described under clause (iv) below will have a maximum term of 6.5 years.

The Shares subject to the Performance Option will become eligible to vest (“Eligible Option Shares”) based upon achievement of the following stock price targets (measured based on the average closing price for a period of 30 consecutive trading days (“Stock Price Achievement”) during the period specified below following the grant date of the Performance Option (the “Performance Window”)):

(i) 1/4 of the Shares subject to the Performance Option will become Eligible Option Shares upon Stock Price Achievement on or before November 1, 2023 that equals or exceeds $397.00 per Share.

(ii) 1/4 of the Shares subject to the Performance Option will become Eligible Option Shares upon Stock Price Achievement on or before November 1, 2024 that equals or exceeds $496.25 per Share.

(iii) 1/4 of the Shares subject to the Performance Option will become Eligible Option Shares upon Stock Price Achievement on or before November 1, 2025 that equals or exceeds $595.50 per Share.

(iv) 1/4 of the Shares subject to the Performance Option will become Eligible Option Shares upon Stock Price Achievement on or before November 1, 2026 that equals or exceeds $700.00 per Share.

To the extent that any Stock Price Achievement milestones is met during the applicable Performance Window, the corresponding Eligible Option Shares will vest as to 1/4 of such Eligible Option Shares on each annual anniversary of the Performance Option grant date, subject to you continuing to be a Service Provider through each vesting date. If a Stock Price Achievement milestone has been achieved once during the applicable Performance Window, then no subsequent stock price drop will have any effect on a previous achievement. Any Shares subject to the Performance Option that do not become Eligible Option Shares prior to the expiration of the applicable Performance Window will be forfeited immediately upon the expiration of the Performance Window. If a Change in Control (as defined in the Plan) occurs during a Performance Window, the per Share price payable to the Company’s stockholders at the closing of the Change in Control will be the final Stock Price Achievement, and any Shares subject to the Performance Option that do not become Eligible Option Shares as of the Change in Control will terminate.

The Performance Option will have such other terms contained in the Company’s form of option agreement under the Plan.

***

This Addendum does not change the at-will nature of your employment relationship with the Company. This Addendum supersedes any prior representations or agreements concerning similar subject matter. Other than as specifically set forth in this Addendum, all the terms of the employment offer letter between you and the Company, dated June 19, 2020, remain in full force and effect. For avoidance of doubt, if your employment is terminated for any reason prior to the grant of any of the Equity described in (a) above you agree that you will not be entitled to any ungranted Equity and the Equity that has been granted will be treated as provided in your employment offer letter.

Sincerely,

/s/ Liane Hornsey

Agreed to and accepted:

Signature:     /s/ Luis Felipe Visoso

Printed Name: Luis Felipe Visoso

Date: 12/7/2020